Exhibit 10.6

EXECUTION VERSION

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

LUMIRADX LIMITED

NOTE PURCHASE AGREEMENT

OCTOBER 17, 2019

CONTENTS

1.	Definitions	2

2.	Amount and Terms of the Loan	5

3.	Use of Proceeds	5

4.	Closing	5

5.	Warranties of the Company	6

6.	Warranties of the Purchaser	7

7.	Events of Default; Remedies	7

8.	Conditions to Closing	9

9.	Covenants of the Company	10

10.	Miscellaneous	12

SCHEDULE 1 DATA ROOM

SCHEDULE 2 WARRANTIES

SCHEDULE 3 DISCLOSURE SCHEDULES

EXHIBIT A FORM OF NOTE

EXHIBIT B FORM OF LETTER AGREEMENT

EXHIBIT C KENNEDY LEWIS INVESTMENT AGREEMENT

EXECUTION VERSION

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (this “Agreement”) is made as of October 17, 2019 (the “Effective Date”) by and between LumiraDx Limited, an exempted company with limited liability incorporated in the Cayman Islands under company number 314391 with its registered office at c/o Estera Trust (Cayman) Limited, PO Box 1350, Clifton House, 75 Fort Street, Grand Cayman KY1 1108, Cayman Islands (the “Company”), and the Bill & Melinda Gates Foundation of [***] (the “Purchaser”). The Company and the Purchaser are each referred to as a “Party” and collectively as the “Parties”.

BACKGROUND

(A)    The Purchaser desires to advance a loan to the Company in furtherance of the Purchaser’s exempt purposes described in Section 170(c)(2)(B) of the Code and the Letter Agreement, and the Company desires to borrow from the Purchaser a loan (the “Loan”) in the principal amount of eighteen million United States dollars (US$18,000,000.00) (the “Loan Amount”).

(B)    The Loan (i) will be evidenced by an unsecured subordinated promissory note in the form attached hereto as Exhibit A (the “Note”); (ii) is subject to the Global Access Commitments and other agreements as described in the Letter Agreement with respect to the development of the [***] diagnostic instrument; and (iii) is structured as a program-related investment within the meaning of Section 4944(c) of the Code.

The Parties agree as follows:

1.    Definitions. In this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:

1.1    “2018 Preferred Shares Financing” means the offering of 212,718 Series A 8% cumulative annual convertible preferred shares of US$0.001 each in the capital of the Company (the “Preferred Shares”) at a price of US$1,269.283 per Preferred Share in a gross amount of approximately two-hundred and seventy million United States dollars (US$ 270,000,000) (including shares issued as fees) to certain strategic investors, including the Purchaser;

1.2    “2019 Convertible Notes” means the convertible notes in an amount not to exceed in the aggregate one hundred fifty million United States dollars (US$150,000,000.00) issued by the Company on October 15, 2019 and/or October 31, 2019 (or such other date as the board of directors may determine in accordance with the terms of such convertible notes);

1.3    “Applicable Law” means applicable federal, state, local, national and supra- national laws, statutes, rules and regulations of a Governing Authority, including any rules, regulations, orders, judgments, ordinances, guidelines or other requirements of any regulatory authority (in each case having the force of law), that may be in effect and applicable to the Company, including all data protection requirements such as those specified in the EU Data Protection Directive;

1.4    “Affiliate” means, as to any Person, any other Person that directly or indirectly Controls or is under common Control with or is Controlled by such Person;

1.5    “Agreement” has the meaning given in the introductory paragraph.

1.6    “Claim” has the meaning given in Section 5.3(c);

EXECUTION VERSION

1.7    “Closing” has the meaning given in Section 4.1;

1.8    “Closing Date” has the meaning given in Section 4.1;

1.9    “Code” means the US Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder;

1.10    “Company” has the meaning given in the introductory paragraph;

1.11    “Company IP” means all Intellectual Property owned by or controlled by the Company;

1.12    “Constitutional Documents” means the constitutional documents of the Company as applicable at the relevant time including the articles of association of the Company and any shareholders or investment agreement and similar agreements to which the Company is a party;

1.13    “Control” means the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of an entity, or the right to receive more than fifty percent (50%) of the profits or earnings of an entity. Any other relationship that in fact results in one entity having the ability to direct the management, business and affairs of another entity shall also be deemed to constitute Control and Controlled shall be construed accordingly;

1.14    “Data Protection Legislation” means the Data Protection Act 1998, the EU Data Protection Directive 95/46/EC, the Privacy and Electronic Communications Directive 2002/58/EC (as amended), the Privacy and Electronic Communications (EC Directive) Regulations 2003 (as amended), the Regulation of Investigatory Powers Act 2000, the Telecommunications (Lawful Business Practice) (Interception of Communications) Regulations 2000 and all Applicable Laws and regulations relating to processing of personal data, including where applicable the guidance and codes issued by the Information Commissioner or other appropriate supervisory authority;

1.15    “Data Room” means the documents contained in the Vault electronic data room made available to you by the Company at least forty-eight (48) hours in advance of the date hereof, an index of which is attached to this Agreement as Schedule 1 and includes the name and location of each document in the data room. Any documents not listed in such index shall not be considered to be contained in the Data Room.

1.16    “Disclosure Schedules” means the disclosure schedules attached to this Agreement as Schedule 3;

1.17    “Effective Date” means the date set out in the introductory paragraph;

1.18    “Encumbrance” means any charge, pledge, security interest, mortgage, easement, encroachment, lien, option, or restriction of any kind, including any restriction on use, voting, transfer or receipt of income;

1.19    “Event of Default” has the meaning given in Section 7.1;

1.20    “Fairly Disclosed” has the meaning given in Section 5.3(a);

1.21    “Governing Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction;

EXECUTION VERSION

1.22    “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governing Authority;

1.23    “Indebtedness” has the meaning given in the Kennedy Lewis Investment Agreement;

1.24    “Intellectual Property” means all intellectual property, including (a) patents, patent applications and statutory invention registrations, (b) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill of the business symbolized thereby or associated therewith, (c) mask works and copyrights and registrations and applications for registration thereof, and (d) confidential and proprietary information, including trade secrets, know-how and invention rights;

1.25    “Investment Documents” means this Agreement, the Note and the Letter Agreement, in each case as amended from time to time;

1.26    “Junior Debt” has the meaning given in Section 9.1(c);

1.27    “Kennedy Lewis Investment” has the meaning given in Section 10.15;

1.28    “Kennedy Lewis Investment Agreement” means the Loan and Security Agreement dated as of September 20, 2019 among the Company, Kennedy Lewis Investment, and the other parties thereto, which is attached hereto as Exhibit C;

1.29    “Letter Agreement” means the Amended and Restated Side Letter Agreement in the form set out in Exhibit B entered into between the Company and the Purchaser on or before the Effective Date (as amended from time to time);

1.30    “Loan Documents” means this Agreement and the Note;

1.31    “Material Adverse Change” means any fact, matter, event, circumstance, condition or change in the business, operations, assets, liabilities, condition (whether financial, trading or otherwise), prospects or operating results of the Company which materially and adversely affects, or to the Company’s knowledge could reasonably be expected to materially and adversely affect, the Company’s ability to perform its obligations under any of the Investment Documents in any material respect;

1.32    “Note” has the meaning given in the Background section above;

1.33    “Party” and “Parties” has the meaning given in the introductory paragraph;

1.34    “Permitted Encumbrance” means (a) any liens for taxes not yet due and payable;

(b)    easements, rights of way, zoning ordinances and other similar encumbrances affecting real property which are not, individually or in the aggregate, material to the business of the Company; (c) other than with respect to owned real property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company; (d) any Encumbrance created or permitted by or referred

EXECUTION VERSION

to in any existing document relating to existing financing arrangements that were fully disclosed in writing directly or by providing copies or detailed disclosures in the Data Room or in connection with trade credit incurred in the ordinary course of business; (e) any other Permitted Lien; or (f) any other lien or Encumbrance in connection with Senior Indebtedness;

1.35    “Permitted Lien” has the meaning given in the Kennedy Lewis Investment Agreement.

1.36    “Person” means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity;

1.37    “Personal Data” has the same meaning as the term “personal data” under the Data Protection Legislation;

1.38    “Plans” means the LumiraDx Limited Unapproved Option Scheme with US Appendix and the LumiraDx Limited Consultants’ and Non-Employees’ Option Scheme;

1.39    “Process Agent” means the individual appointed by the Company pursuant to Section 10.17.

1.40    “Purchaser” has the meaning given in the introductory paragraph;

1.41    “Senior Indebtedness” means, unless expressly subordinated to or made on a parity with the amounts due under the Note, all existing and future amounts due in connection with Indebtedness to commercial banks, commercial debt funds providers, equipment lenders or other financial institutions under secured or unsecured lines of credit, term loans and/or equipment leases. For avoidance of doubt, Senior Indebtedness does not include the 2019 Convertible Notes, any other convertible notes that are unsecured or Junior Debt;

1.42    “Subsidiary” has the meaning given in the Kennedy Lewis Investment Agreement;

1.43    “Warranties” has the meaning given in Section 5.1; and

1.44    “[***] Diagnostic Instrument” has the meaning given in the Letter Agreement.

2.    Amount and Terms of the Loan. Subject to the terms of this Agreement:

2.1    the Purchaser covenants and agrees to lend to the Company the Loan; and

2.2    the Company agrees to issue to the Purchaser a Note in the Loan Amount as set out in this Agreement.

3.    Use of Proceeds. The Company shall use the proceeds from the sale of the Note solely in accordance with Section 2(b)(ii) of the Letter Agreement.

4.     Closing.

4.1    Closing Date. The closing of the purchase and sale of the Note (the “Closing”) shall be subject to the conditions set forth in Section 8 and shall be held on the Effective Date or at such other time as the Company and the Purchaser shall agree (the “Closing Date”), whereby the Purchaser shall lend to the Company and the Company shall issue to the Purchaser the Note in the principal amount of the Loan Amount.

EXECUTION VERSION

4.2    Delivery on Closing. At Closing:

(a)    the Purchaser will send to the bank account of the Company (notified in writing to the Purchaser at least [***] in advance of the Closing Date) by wire transfer funds in the amount of the Loan Amount;

(b)    the Company shall issue and deliver to the Purchaser the executed Note in favor of the Purchaser in the principal amount of the Loan Amount and the Purchaser shall countersign the Note;

(c)    the Company shall execute and deliver to the Purchaser the Letter Agreement; and

(d)    the Purchaser shall execute and deliver to the Company the Letter Agreement.

5.    Warranties of the Company.

5.1    Warranties. The Company hereby warrants to the Purchaser that each of the warranties set forth on Schedule 2 is true and accurate on and as of the date hereof and as of the Closing Date (the “Warranties”).

5.2    Company’s Knowledge. Any Warranty qualified by “to the Company’s knowledge” or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge of [***].

5.3    Limitations on Liability.

(a)    The Warranties are qualified to the extent, but only to the extent, that those matters are Fairly Disclosed in (i) in the Data Room or (ii) the Disclosure Schedules. For this purpose, “Fairly Disclosed” means disclosed in such manner and in such detail as to enable a reasonable person who is not familiar with the Company but has expertise in evaluating investments to make a reasonably informed and accurate assessment of the matter disclosed; provided that, forward-looking statements, including but not limited to financial projections and business plans and risk factors shall not be considered “Fairly Disclosed” regardless of whether such forward- looking statements and risk factors are included in the data room or Disclosure Schedules.

(b)    The Company’s maximum aggregate liability in respect of all claims for breach of the Warranties shall not exceed the amount equal to the Loan Amount plus accrued interest and the reasonable cost and expenses (including attorney’s fees) incurred in connection with making a successful claim for breach.

(c)    The Company shall not be liable in respect of any claim for breach of a Warranty (a “Claim”) unless Purchaser provides written notice to the Company of that Claim (setting out reasonable details of the subject matter giving rise to the Claim) by no later than [***] from the Closing Date.

EXECUTION VERSION

(d)    The provisions of this Section 5.3 shall not apply to any claim (including any Claim) to the extent that it arises or is increased as a result of the fraud or willful misconduct of the Company.

6.    Warranties of the Purchaser.

6.1    Organization and Standing. Purchaser is duly formed, is validly existing and in good standing under the laws of the jurisdiction in which it was formed and has the requisite power and authority to enter into and perform its obligations under the Investment Documents.

6.2    Purchaser Action. This Agreement and the other Investment Documents to which the Purchaser is a party constitute legal, valid and binding obligations of the Purchaser enforceable in accordance with their terms.

6.3    Information and Sophistication. Without lessening or obviating the warranties of the Company set forth in Section 5, the Purchaser hereby:

(a)    acknowledges that it has received all the information it has requested from the Company and it considers necessary or appropriate for deciding whether to make the Loan; and

(b)    warrants that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Note and to request any additional information necessary to verify the accuracy of the information given to the Purchaser.

7.    Events of Default; Remedies.

7.1    Events of Default. Each of the following shall constitute an event of default (each, an “Event of Default”) under the Loan Documents:

(a)    The Company fails to pay (i) when due any principal or interest payment on the due date required under the terms of the Note (or where not paid on its due date solely due to technical or administrative error, within [***] of its due date); or (ii) any other payment required under the terms of the Note on the date due;

(b)    Any Warranty made by the Company pursuant to Section 5 proves to be false or misleading in any material respect as of the time it was given (save that the Purchaser shall not be entitled to claim that any fact, matter or circumstance causes any of the Warranties to be false or misleading if it has been fairly disclosed pursuant to Section 5.3(a));

(c)    The Company fails to observe or perform any covenant, obligation, condition or agreement contained in this Agreement, the Letter Agreement (to the extent pertaining to the [***] Diagnostics Instrument) and/or the Note (including any occurrence that would constitute a Charitability Default pursuant to the Letter Agreement (to the extent pertaining to the [***] Diagnostics Instrument) and, in each case, such default is material and is not remedied within one hundred twenty (120) days of the date on which the Purchaser notifies the Company of such default;

(d)    The Company is in default under the terms of the Senior Indebtedness, Junior Debt or 2019 Convertible Notes and such default is not cured within the applicable time period under the applicable definitive agreement for the Senior Indebtedness, Junior Debt or the 2019 Convertible Notes (if a cure period is applicable) provided that the Purchaser’s exercise of any remedies under Section 7.2 upon the occurrence of such default shall be subject to Section 10.15.

EXECUTION VERSION

(e)    The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any general assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(f)    An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within [***]) under any bankruptcy or insolvency statute now or hereafter in effect, or a custodian, administrator, receiver, trustee or assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any material assets of the Company;

(g)    The Company or any of its Subsidiaries (but in the case of a Subsidiary only if the operation of the Subsidiary is material to the business of the Company or performance of the obligations under the Letter Agreement in respect of the [***] Diagnostics Instrument) (i) stops (or threatens to stop) payment of its debts generally or ceases (or threatens to cease) to carry on its business or a substantial part of its business or (ii) is unable to pay its debts as they fall due under the requirements of section 123 of the Insolvency Act 1986 or similar laws or compounds or proposes or enters into any reorganization or special arrangement with its creditors generally or any similar proceedings; and

(h)    The Company’s shareholders or board of directors affirmatively vote to liquidate, dissolve, or wind up the Company or the Company otherwise ceases to carry on its ongoing business operations.

7.2    Remedies.

(a)    Upon the occurrence of any Event of Default and while it is continuing, all unpaid principal on the Note, accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall, at the option of the Purchaser, or, upon the occurrence of any Event of Default pursuant to Section 7.1 (e), (f), (g), or (h) above, automatically, be immediately due, payable and, subject to Section 10.15, collectible by the Purchaser pursuant to Applicable Law.

(b)    In the event of any Event of Default, the Company shall immediately notify the Purchaser of such event pursuant to Section 10.3 and shall pay all reasonable attorneys’ fees and costs incurred by the Purchaser in enforcing its rights under the Note and the other Investment Documents and collecting any amounts due and payable under the Note, the payment of any such fees, costs and amounts so accrued subject to Section 10.15. No right or remedy conferred upon or reserved to the Purchaser under this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now and hereafter existing under Applicable Law.

7.3    Additional Provisions. Without limiting and in addition to the Purchaser’s other rights pursuant to this Agreement, the Letter Agreement and Applicable Law, the Company agrees that following the occurrence of an Event of Default pursuant to Section 7.1 above, even if the Purchaser exercises its rights pursuant to Section 7.2 above, the Company will remain obligated to perform the Global Access Commitments (as defined in the Letter Agreement) pursuant to the Letter Agreement as if the Purchaser had fully funded the Note and the Company shall continue to

EXECUTION VERSION

comply with the terms and conditions of such Letter Agreement, to the extent permitted by Applicable Law. For the avoidance of doubt, payment of the sums due under Section 7.2 following the occurrence of any Event of Default and (where applicable) performance by the Company of its obligations under this Section 7.3 shall not limit or otherwise affect any other obligations of the Company or other rights or remedies of the Purchaser pursuant to this Agreement, the Letter Agreement or Applicable Law in respect of that or any other Event of Default.

8.    Conditions to Closing.

8.1    Conditions to the Purchaser’s Obligations at Closing. The obligations of the Purchaser under the Investment Documents are subject to the fulfillment on or before the Closing of each of the following conditions, which may be waived in writing by the Purchaser:

(a)    Warranties. The Warranties of the Company contained in Section 5, subject to the provisions of Section 5, shall be true on and as of the Closing Date as though such Warranties had been made on and as of such date.

(b)    Performance. The Company shall have performed and complied with all agreements, obligations, and conditions contained in the Investment Documents that are required to be performed or complied with by it on or before the Closing.

(c)    Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the Cayman Islands, the United States or any other jurisdiction that are required in connection with the lawful issuance and sale of the Note shall be duly obtained and effective as of the Closing.

(d)    No Material Adverse Change. No Material Adverse Change shall have occurred and be continuing.

(e)    Compliance Certificate. A Director of the Company shall deliver to the Purchaser at the Closing a certificate certifying that the conditions specified in Sections 8.1(a), (b), (c), and (d) have been fulfilled.

(f)    Proceedings and Documents. No action or proceeding by or before any court, administrative body or governmental agency shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or might result in damages in respect of, this Agreement or the complete consummation of the transactions contemplated by this Agreement, and which would in the reasonable judgment of the Purchaser make it inadvisable to consummate such transactions. No law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions contemplated by this Agreement.

(g)    Closing Documents. The Company shall have duly executed and delivered to the Purchaser the following documents:

(i)    This Agreement;

(ii)    The Note; and

(iii)    The Letter Agreement.

EXECUTION VERSION

8.2    Conditions to Obligations of the Company. The obligations of the Company under the documents listed in Sections 8.1(g)(i) to (iii) are subject to the fulfillment on or before the Closing of each of the following conditions, which may be waived in writing by the Company:

(a)    Warranties. The warranties made by the Purchaser in Section 6 shall be true on and as of the Closing with the same effect as though such warranties had been made on and as of the date of the Closing.

(b)    Performance. The Purchaser shall have performed and complied with all agreements, obligations, and conditions contained in the Investment Documents that are required to be performed or complied with by it on or before the Closing.

(c)    Qualifications. All authorizations, approvals, or permits, if any, of any Governing Authority of the United States or of any state that are required in connection with the lawful issuance and sale of the Note shall be duly obtained and effective as of the Closing.

(d)    Loan Amount. The Purchaser shall have delivered to the Company the Loan Amount in respect of the Note being purchased by the Purchaser at Closing.

(e)    Closing Documents. The Purchaser shall have duly executed each of the following documents:

(i)    This Agreement;

(ii)    The Note; and

(iii)    The Letter Agreement.

(f)    Acceptance of Appointment to Receive Service of Process. The Purchaser shall have received evidence of the acceptance by the Process Agent of the appointment and designation provided for by Section 10.17 for the period from the Closing Date to one year after maturity of the Note (and the payment in full of all fees in respect thereof).

9.    Covenants of the Company.

9.1    Negative Covenants. While the Note is outstanding, the Company shall not, without the prior written consent of the Purchaser:

(a)    Distributions, Dividends and Repurchases. Make any distributions or pay any dividends to holders of equity securities of the Company or undertake any return of capital (whether by reduction of capital, purchase of shares or otherwise) without the Purchaser’s prior written consent, except for:

(i)    dividends or other distributions which are due and payable to holders of preferred equity securities of the Company or pursuant to existing obligations of the Company as per the issued Preferred Shares;

(ii)    dividends or other distributions payable on the shares of the Company solely in the form of additional shares of the Company; and

EXECUTION VERSION

(iii)    repurchases of shares from current and former employees, officers, directors, consultants or other persons who performed services for the Company or any Affiliate in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

(b)    Swaps and Exchanges. Swap, exchange or replace any of its existing equity (which shall for these purposes not be construed to include the 2019 Convertible Notes or any other convertible debt issued by the Company) as of the Effective Date for Company debt of any kind.

(c)    Additional Indebtedness. Incur, assume, or be liable for additional unsecured debt that is subordinated to the 2019 Convertible Notes in excess of an aggregate amount of [***] (“Junior Debt”).

(d)    Acquisition Transactions. Complete any transaction or series of transactions that would constitute an Acquisition Transaction (as defined in the Letter Agreement) or enter into any binding agreement for a transaction or series of transactions that would constitute an Acquisition Transaction; provided that the restrictions contained in this Section 9.1(d) shall not apply if the applicable acquirer, successor entity, or transferee in any such Acquisition Transaction provides a confirmation of acceptance of the Company’s obligations under this Agreement and the Note.

(e)    Encumbrance. Create, incur, allow, or suffer any Encumbrance on any of its property, or assign or convey any right to receive income, or permit any of its Subsidiaries to do so, except (i) in the ordinary course of business consistent with past practice, (ii) as permitted under the Kennedy Lewis Investment Agreement or (iii) otherwise in connection with any Senior Indebtedness.

(f)    Investments. Make any loan, advance or capital contribution to any Person (other than a Subsidiary or Affiliate), except as permitted under the Kennedy Lewis Investment Agreement or otherwise in the ordinary course of business consistent with past practice.

(g)    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of the Company any of its Subsidiaries, except for transactions permitted under the Kennedy Lewis Investment Agreement, any transactions or arrangements completed or existing on or prior to the date hereof and transactions on an arm’s length basis.

9.2    Letter Agreement. The terms and conditions of the Letter Agreement shall be in addition to the provisions of this Agreement and the Company shall continue to comply with such terms and conditions, unless the Letter Agreement shall expire pursuant to the terms thereof.

9.3    Conduct of Business. The Company shall:

(a)    maintain its corporate existence in good standing; and

(b)    carry on the business of the Company in a usual, regular and ordinary course manner consistent with the Company’s business plan, which includes the development of the [***] Diagnostic Instrument, and in accordance with the provisions of this Agreement, the Letter Agreement and all Applicable Laws.

EXECUTION VERSION

9.4    Events of Default. The Company shall promptly, and in any event no later than [***] from the date on which the Company becomes aware of an Event of Default, give written notice to the Purchaser that an Event of Default has occurred including reasonable details of such Event of Default.

9.5    Reporting. The Company undertakes, so long as the Note is outstanding, as follows:

(a)    the Company shall deliver within [***] of the end of each calendar quarter management accounts for the relevant period;

(b)    the Company shall deliver forthwith on the same becoming available, and in any event not later than one hundred and [***] after the end of each of its financial year, copies of the consolidated annual audited accounts of the Company; and

(c)    the Company shall deliver any updated business plan of the Company and its Subsidiaries, promptly and in any event within [***] of such updated business plan being adopted by the Company.

9.6    Books and Records. The Company shall maintain the books and records of the Company in accordance with past practice and shall use its commercially reasonable efforts to maintain in full force and effect all authorizations reasonably required to conduct the Company’s business.

10.    Miscellaneous.

10.1    Assignment. Notwithstanding anything in this Agreement to the contrary, the Purchaser will have the right to assign this Agreement (in whole but not in part) or transfer this Agreement to:

(a)    any Affiliate of the Purchaser;

(b)    any successor charitable organization of the Purchaser from time to time that is a tax-exempt organization as described in Section 501(c)(3) of the Code; or

(c)    any tax-exempt organization as described in Section 501(c)(3) of the Code (that is not a competitor of the Company in the business of point of care diagnostics) controlled by one or more trustees of the Purchaser.

The Purchaser will notify the Company of any such proposed assignment pursuant to Section 10.3, including the identity of the assignee, prior to the date of such assignment.

10.2    No Other Assignment. Except as provided in Section 10.1, neither Party shall have the right to assign or transfer (whether by sale or license of assets, or otherwise) this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed.

10.3    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:

(a)    upon personal delivery to the Party to be notified;

EXECUTION VERSION

(b)    [***] after having been sent by registered or certified mail, return receipt requested, postage prepaid;

(c)    [***] after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; or

(d)    when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient or, if not sent during normal business hours of the recipient, then on [***].

All communications being sent to the Company shall be sent to:

LumiraDx Limited

c/o Estera Trust (Cayman) Limited

PO Box 1350, Clifton House, 75 Fort Street

Grand Cayman KY1 1108, Cayman Islands

[***]

All communications being sent to the Purchaser shall be sent to:

If delivered by UPS, FedEx, DHL, or other courier service, to all of the following:

Bill & Melinda Gates Foundation

[***]

Attention: [***]

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

[***]

Attention: [***]

Bill & Melinda Gates Foundation

[***]

Attention: [***]

If delivered by United States Postal Service, to all of the following:

Bill & Melinda Gates Foundation

[***]

Attention: [***]

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

[***]

Attention: [***]

EXECUTION VERSION

If delivered by email, to all of the following:

[***]; and [***]

with a copy to (which shall not constitute notice):

[***]

Or at such other address or electronic mail address as any Party may designate by [***] advance written notice to the other Parties hereto.

10.4    Entire Agreement. This Agreement and the other Investment Documents, including all exhibits hereto and thereto, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter of the Investment Documents, and supersede and terminate all prior agreements, negotiations and understandings between the Parties, whether oral or written, with respect to such subject matter.

10.5    Modification. No subsequent alteration, modification, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties. In the event of a conflict between the terms of the Investment Documents, the terms of the Letter Agreement shall prevail.

10.6    Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

10.7    Third-Party Rights. The Parties do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement, except for Kennedy Lewis Investment solely pursuant to Section 10.15. Notwithstanding the foregoing or any term of this Agreement, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

10.8    Waiver. Failure or delay by either Party in exercising or enforcing any provision, right, or remedy under this Agreement, or waiver of any remedy hereunder, in whole or in part, shall not be deemed a waiver thereof, or prevent the subsequent exercise of that or any other rights or remedy. The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

10.9    Further Assurances. From time to time after the Effective Date, each Party shall execute, acknowledge and deliver to each other any further documents, assurances, and other matters, and will take any other action consistent with the terms and conditions of this Agreement that may reasonably be requested by a Party and necessary or desirable to carry out the purpose of this Agreement.

10.10    Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

EXECUTION VERSION

10.11    Counterparts. This Agreement may be executed in one or more counterparts, including by signatures delivered by facsimile or pdfs, each of which shall be deemed an original, but all of which shall be deemed to be and constitute one and the same instrument.

10.12    Severability. If one or more provisions of this Agreement are held to be unenforceable under Applicable Law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

10.13    Survival of Obligations. The Warranties and all covenants, undertakings and other obligations set out in this Agreement (except for any obligation which is fully performed at Closing) shall continue in full force and effect after the Closing.

10.14    Expenses. The Company and the Purchaser shall pay their own costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement.

10.15    Subordination. The indebtedness evidenced by the Note shall be (a) pari passu in right of payment to the 2019 Convertible Notes and (b) subordinated with respect to priority, security, enforcement and payment (other than regularly scheduled fees, expenses and interest) to all amounts owed to holders of Senior Indebtedness, including without limitation to Kennedy Lewis Investment Management LLC (“Kennedy Lewis Investment”) as collateral agent, Kennedy Lewis Capital Partners Master Fund LP as lender and the other lenders under their respective Senior Indebtedness. Kennedy Lewis Investment is hereby specifically named an express third-party beneficiary of the foregoing and may enforce the same to the fullest extent of the law.

10.16    Governing Law. This Agreement and any dispute, controversy, proceeding or claim of any nature arising out of or in any way relating to this Agreement or its formation (including non-contractual disputes or claims), shall be governed by and construed in accordance with English law and any dispute will be submitted to the exclusive jurisdiction and venue of the courts located in London, England.

10.17    Process Agent. The Company hereby irrevocably appoints Veronique Ameye, care of 3 More London Riverside, SE1 2AQ, London, UK to receive for it, and on its behalf, service of process in England.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Note Purchase Agreement as of the day and year first written above.

COMPANY:

LUMIRADX LIMITED

By:	/s/ David Scott
Name:	David Scott
Title:	Director

PURCHASER:

BILL & MELINDA GATES FOUNDATION

By:	/s/ Carolyn Ainslie
Name:	Carolyn Ainslie
Title:	Chief Financial Officer

SCHEDULE 1

DATA ROOM

SCHEDULE 2

WARRANTIES

1.    Organization and Standing. Each of the Company and its Affiliates is duly incorporated, is validly existing and is in good standing under the laws of the jurisdiction in which it was incorporated and each has all requisite corporate power and authority to carry on its business as now conducted, each as presently proposed to be conducted, and to enter into and perform its obligations under the Investment Documents to which it is party.

2.    Company Action. This Agreement and the other Investment Documents to which it is party constitute legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.    Authorization.

3.1    All corporate action required to be taken by the Company’s board of directors and shareholders in order (a) to authorize the Company to enter into this Agreement and the other Investment Documents and (b) to issue the Note, has been taken. A copy of the board of directors resolution to approve (a) and (b) has been provided to Purchaser prior to the Effective Date.

3.2    When issued in accordance with the terms and for the consideration set forth in the Investment Documents, the Note will be validly issued and free of Encumbrances.

4.    Capitalization

4.1    Immediately prior to the Effective Date, the authorized capital of the Company consists of:

(a)    5,000,000 A Ordinary Shares of $0.001 par value per share, 372,438 of which are issued and outstanding. All the issued A Ordinary Shares have been duly authorized, are fully paid and were issued in compliance with all Applicable Laws. The Company holds no A Ordinary Shares in treasury.

(b)    250,000 Preferred Shares of $0.001 par value per share, 212,718 of which are issued and outstanding. The Company holds no Preferred Shares in treasury.

(c)    5,000,000 Common Shares, $0.001 par value per share, none of which are issued. The Company holds no Common Shares in treasury.

4.2    A true, complete and detailed capitalization table reflecting the capitalization of the Company as of the Effective Date was provided to the Purchaser in the Data Room.

5.    Options.

5.1    The Company has granted options to purchase 149,140 A Ordinary Shares in favour of it officers, directors, employees and consultants of the Company pursuant to its Plans, all of which are currently outstanding. Such Plans have been duly adopted by the Company’s board of directors. The Plans are not subject to any restrictions on further share issues, save that a maximum of 60,000 ISOs can be granted under the US Appendix.

5.2    Except for the 2019 Convertible Notes, the conversion privileges of the shares issued under the Preferred Share Subscription Letter dated July 17, 2018, for a warrant instrument granted in favour of US Boston Capital Corporation, for warrant instruments granted in favour of the lenders pursuant to the Kennedy Lewis Investment Agreement and for rights which Petrichor Opportunities Fund I LP has, there are no outstanding options (other than those granted under the Plans), warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any A Ordinary Shares or Preferred Shares, or any securities convertible into or exchangeable for A Ordinary Shares or Preferred Shares.

6.    Debt.

6.1    Other than the Permitted Encumbrances, neither the Company nor any of the Company Affiliates has granted any security (other than liens arising in the normal course of trading or by operation of law) over any material part of its undertaking or assets.

6.2    All assets used by the Company and each of the Company Affiliates or which have otherwise been represented as being its property or used or held for the purposes of its business are at the date of Closing its absolute property or right to use or hold and none is the subject of any Encumbrance other than Permitted Encumbrances or the subject of any factoring arrangement, hire- purchase, retention of title, conditional sale or credit sale agreement.

6.3    Full details of all borrowings of the Company and each of the Company Affiliates (excluding bank overdraft positions and trade credit in the ordinary course) in an amount greater than [***] are set out in the Disclosure Schedules and neither the Company nor any of the Company Affiliates is in breach of any of their terms and none of such facilities or terms of such borrowings have been terminated as a result of the entry into this Agreement.

7.    Intellectual Property.

7.1    The Company alone is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Company IP, and, to the Company’s knowledge, has the valid right to use all other Intellectual Property used in the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Company and its Affiliates have entered into binding, written agreements with every current and former employee engaged in research and development activities at the Company, and with every current and former independent contractor engaged in research and development activities at the Company, in each case who has materially contributed to the development of Company IP that is material to the Company and its Affiliates, whereby such employees and independent contractors assign to the Company any ownership interest and right they may have in the Company IP.

7.2    To the Company’s knowledge, the Company’s rights in the Company IP are valid, subsisting and enforceable. The Company has taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP, including having a policy of requiring agreements with its employees and independent contractors who are involved in research and development activities at the Company, whereby such employees and independent contractors assign to the Company any ownership interest and right they may have in the Company IP (to the extent that the Company IP would not otherwise automatically vest in the Company by operation of law).

7.3    All required filings and fees in respect of applications made by, or registrations obtained by, the Company in respect of Company IP have been timely filed and paid to the relevant Governing Authorities and authorized registrars.

7.4    The Company has not received written notice that the conduct of the Company’s business as currently conducted, and the current products, processes and services of the Company,

have infringed or otherwise violated, or infringe or otherwise violate the Intellectual Property or other rights of any person or entity. To the knowledge of the Company, the conduct of the Company’s business as currently conducted, and the current products, processes and services of the Company, do not infringe or otherwise violate the Intellectual Property or other rights of any person or entity. To the Company’s knowledge, no person or entity has infringed or otherwise violated, or is currently infringing or otherwise violating, any Company IP.

7.5    There are no actions (including oppositions, interferences or re-examinations) settled, active or threatened in writing: (a) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any person or entity by the Company; (b) challenging the validity, enforceability, registrability or ownership of any Company IP or the Company’s rights with respect to any Company IP; or (c) by the Company or any other person or entity alleging any infringement, misappropriation, dilution or violation by any person or entity of the Company IP. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company IP.

7.6    The Company has not granted and is not under any obligation to grant any exclusive right or license to any diagnostic Intellectual Property comprised in the Company IP to any third party. The Company is not a party to any non-competition or other similar restrictive agreement or arrangement relating to any business or service anywhere in the world (including as to the Company IP) that would adversely impact the Company’s ability to perform the Global Access Commitments under the Letter Agreement.

8.    Compliance with Laws. The Company has complied, and is now complying, in all material respects with Applicable Law. All nonclinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, have been conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with Applicable Law. The Company has not received, at any time, any written notice or to the Company’s knowledge, any other non-written communication from any Governing Authority regarding any actual or possible material violation of, or failure to comply in all material respects with, any Applicable Law.

9.    Permits. All permits required for the Company to conduct its business in the manner currently carried on have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such permits have been paid in full when due. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such permit.

10.    Assets. The Company owns and has good and valid title to all of the material assets purported to be owned by it subject only to Permitted Encumbrances.

11.    Certain Business Practices. Neither the Company nor, to the Company’s knowledge, any of its respective directors, officers, or employees (in their capacity as directors, officers, or employees) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Company’s business; (b) directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governing Authority which is in any manner illegal under any Applicable Law; or (c) made any payment to any customer or supplier of the Company, or given any other consideration to any such customer or supplier in respect of the Company’s business, that violates Applicable Law in any material respect.

12.    Anticorruption Compliance.

12.1    Neither the Company nor any director, officer, employee, nor, to the Company’s knowledge, any distributor, reseller, consultant, agent or other third party acting on behalf of the Company, has provided, attempted to provide, or authorized the provision of anything of value (including but not limited to payments, meals, entertainment, travel expenses or accommodations, or gifts), directly or indirectly, to any person, including a “foreign official”, as defined by the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), which includes employees or officials working for state-owned or controlled entities, a foreign political party or candidate, any individual employed by or working on behalf of a public international organization, or any other person, for the purpose of: (i) influencing any act or decision of a foreign government official in their official capacity; (ii) inducing a foreign government official to do or omit to do any act in violation of their lawful duties; (iii) directing business to another person; or (iv) securing any advantage, in a manner that would be a violation of the FCPA, United Kingdom Bribery and Foreign Corrupt Practices Act of 2010 (“UKBA”) or any applicable local, domestic or international anticorruption laws.

12.2    Neither the Company nor any of its directors, officers, employees, nor, to the Company’s knowledge, any of its agents has used any Company funds to maintain any off-the- books funds or engage in any off-the-books transactions or falsified any Company documents.

12.3    The Company has not conducted any internal or government-initiated investigation, or made a voluntary, directed or involuntary disclosure to any Governing Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any anticorruption law, including the FCPA and UKBA.

12.4    The Company has not received written notice of active claims nor, to the Company’s knowledge, are there any threatened claims against the Company with respect to violations of the FCPA and UKBA or any applicable local, domestic, or international anticorruption laws.

13.    Consents. No consent, authorisation, licence or approval of or notice to the Company’s shareholders or any governmental, administrative, judicial or regulatory body, authority or organisation is required to authorise the execution, delivery, validity, enforceability or admissibility in evidence of the Investment Documents or the performance by the Company of its obligations under the Investment Documents (including the issue of the Note).

14.    Non-Contravention.

14.1    The execution, delivery or performance of the Investment Documents will not (with or without notice or lapse of time):

(a)    contravene, conflict with or result in a violation of (i) any of the provisions of the Constitutional Documents of the Company, or (ii) any resolution adopted by the shareholders or the board of directors;

(b)    contravene or result in a violation of any Applicable Law to which the Company, or any of the assets owned or used by the Company, may be subject;

(c)    contravene or result in a violation, in a material respect, of any of the material terms or material requirements of, or give any Governing Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any permit that is held by the Company or that otherwise relates to the business of the Company or to any of the material assets owned or used by the Company;

(d)    contravene or result in a violation or breach of, or result in a default under, in any material respect, any provision of any agreement to which the Company is a party thereto or give any person or entity the right to (i) declare a default or exercise any remedy under any such agreement, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such agreement, (iii) accelerate the maturity or performance of any obligation under any such agreement, or (iv) cancel, terminate or modify any term of any such agreement; or

(e)    result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by the Company (except for Permitted Encumbrances).

15.    Material Agreements. The Company is not in material breach of any agreement which is material to the business of the Company as currently carried on (a “Material Agreement”), and, to the Company’s knowledge, no counterparty to a Material Agreement is in material breach thereof. The Data Room contains complete copies of all Material Agreements, cooperation agreements and side letters relating to Material Agreements and cooperation agreements to which the Company is a party.

16.    Employment.

16.1    Other than disclosed in the Disclosure Schedules, There are no actions which have been commenced against the Company, and to the Company’s knowledge, no such proceedings have been threatened (in writing or otherwise) to be brought or filed in, by, or with any court, Governing Authority, or arbitral forum in connection with the employment of any current or former applicant, employee, consultant, or independent contractor of the Company.

16.2    To the Company’s knowledge, no employee or consultant is in material breach of any confidentiality or non-competition agreement with a third-party by performing his or her duties at the Company.

17.    Financial Statements; Financial Controls.

17.1    The consolidated accounts of the Company for the financial year ended 31 December 2018 have been properly prepared in accordance with International Financial Reporting Standards (IFRS) and give a true and fair view of the state of affairs of the Company and its Subsidiaries as at the date to which they are made up and the profit or loss for the financial year ended on that date.

17.2    The Company maintains accurate books and records identifying its material assets and liabilities and maintains adequate internal accounting controls that provide reasonable assurance that: (a) payments are executed with management’s authorization; and (b) transactions are recorded as necessary to permit preparation of the financial statements of the Company in accordance with applicable accounting standards.

18.    Litigation. No Company or Affiliate of the Company is engaged in any capacity in any litigation, arbitration, prosecution or other legal proceedings which are likely to have a material adverse effect on the Company and its Subsidiaries and, to the Company’s knowledge, no such litigation, arbitration, prosecution or other proceedings have been threatened. There is no outstanding judgment, order, decree, arbitral award or decision of any court, tribunal, arbitrator or governmental agency against the Company, any Company Affiliate or any person for whose acts that company may be vicariously liable which is likely to have a material adverse effect on the Company and its Subsidiaries. There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate.

19.    No Knowledge of Information Relating to Lack of Safety. The Company and its Affiliates have no knowledge of any scientific or technical facts or circumstances with respect to the safety of the Company’s products that could reasonably be expected to adversely affect the commercial potential of such products.

20.    Accuracy of Performance Data. The written clinical and blood analysis data (“Performance Data”) that the Company previously disclosed to Purchaser regarding the technical capabilities of the Company’s platform has been prepared with due care and attention and fairly presents in all material respects the technical performance of the Company platform for those assays on which the Performance Data is based, having regard to the test methodology applied to prepare such Performance Data and as at the date the relevant tests were conducted.

21.    Solvency. No Company or Company Affiliate has stopped paying its debts as and when they fall due nor has any Company or Company Affiliate by reason of actual or anticipated financial difficulties commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness nor is it insolvent or unable to pay its debts within the meaning of section 123 (1) or 123 (2) of the Insolvency Act 1986 or any equivalent insolvency laws applicable to the Company or any Company Affiliates.

22.    Personal Data. The Company has adopted a security policy and maintains such security policy with respect to all Personal Data obtained. To the Company’s knowledge, no breach or violation of such policy has occurred. To the Company’s knowledge, there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company’s databases. The Company has complied at all times in all material respects with all Applicable Laws governing data protection, privacy and Personal Data.

23.    Related Party Transactions. Other than (a) standard employee benefits generally made available to all employees, including the reimbursement of business expenses (b) standard director and officer indemnification agreements approved by the board of directors, (c) the purchase of shares of the Company’s capital and the issuance of options to purchase shares of the Company’s capital stock (d) transactions made in the ordinary course of business and pursuant to the reasonable requirements of the Company’s business and upon fair and reasonable arms-length terms approved by the board of directors, (e) as disclosed in the consolidated financial statements for the year ended 31 December 2018, (f) agreements or understandings entered into in connection with the 2018 Preferred Shares Financing, (g) investment agreements entered into in connection with the funds raised by the Company through loan commitments in early 2018, which were later repaid or converted (2018 First Funding Round) and Preferred Shares issued in 2018, as well as investments through the 2019 Convertible Notes there are no agreements or understandings between the Company and any of its directors or senior employees (where a senior employee means any of Ron Zwanziger, David Scott, Jerome McAleer, Peter Welch, Peter Scheu, Nigel Lindner, David Walton, Dorian Leblanc and Veronique Ameye).

24.    Undisclosed Liabilities. Except as set forth in the consolidated financial statements for the year ended 31 December 2018, the Company has no material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business, (b) obligations under contracts and commitments incurred in the ordinary course of business, (c) liabilities and obligations of a type or nature not required under IFRS to be reflected in the Financial Statements, (iv) liabilities disclosed in the Disclosure Schedules pursuant to Section 6.3 of this Schedule 3, and (v) liabilities and obligations incurred under or in connection with the 2018 Preferred Shares Financing, the 2019 Funding Round and the Kennedy Lewis Investment Agreement which, in all such cases, individually and in the aggregate, would not have a material adverse effect on the Company.